Exhibit 99.1

Argo Group Announces Leadership Changes

New York – March 24, 2025 – Argo Group International Holdings, Inc. (“Argo” or “the company”), an underwriter of specialty insurance products, today announced the appointment of Chris Donahue as Chief Executive Officer. Mr. Donahue joined the company in November 2023 as Chief Financial Officer.

“Chris has been integral to the transformation of Argo into a U.S.-focused specialty property & casualty company,” said Jonathan Bayer, Chair of Argo’s Board of Directors. “Argo has a focused strategy for its products and partners and is well positioned for future growth as Chris and the executive team continue to lead Argo.”

Mr. Donahue succeeds Jessica Buss, who has served as the Argo’s Chief Executive Officer since November 2023.

David Chan has been named as the company’s Chief Financial Officer, having served as Argo’s Chief Accounting Officer since 2022. Mr. Chan previously held senior roles at AmTrust Financial Services, Inc., Moody’s Investor services, and PwC.

“We greatly appreciate Jessica’s leadership through Argo’s transformation and her many valuable contributions,” said Mr. Bayer. “We wish her all the best in her next pursuit.”

About Argo Group:

Argo Group International Holdings, Inc. is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses. The company is a wholly owned subsidiary of Brookfield Wealth Solutions. Argo and its insurance subsidiaries are rated ‛A-’ by Standard and Poor’s. Argo’s insurance subsidiaries are rated ‛A-’ by A.M. Best. More information about Argo is available at www.argogroup.com.

Contact:

David Snowden

Tel: (210) 321-2104

Email: david.snowden@argogroupus.com